Exhibit 10.21

AMENDMENT NO. 4 TO THE

ORTHOFIX MEDICAL INC.

AMENDED AND RESTATED

2012 LONG-TERM INCENTIVE PLAN

The Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan (as amended to date, the “Plan”) is hereby amended as follows:

1. The phrase “Eight Million Three Hundred Seventy-Five Thousand (8,375,000) shares” in Section 4.1(a) of the Plan is replaced with the phrase "Eleven Million Two Hundred Seventy-Five Thousand (11,275,000) shares"

2. Section 3.4(b) of the Plan is deleted in its entirety and replaced with the following:

(b) Any Award granted pursuant to the Plan, to the extent provided in any Award Agreement relating thereto, shall be subject to mandatory repayment by the Grantee of such Award to the Company to the extent that such Grantee is or in the future becomes subject to (i) any Company or Affiliate “clawback” or recoupment policy, including without limitation, any policy enacted in response to the SEC’s adoption on October 26, 2022 of the final rule titled “Listing Standards for Recovery of Erroneously Awarded Compensation” and any listing rules of the Nasdaq Stock Market adopted in connection therewith (a “Company Clawback Policy”), or (ii) any Applicable Laws, in each case that require the repayment by such Grantee to the Company or Affiliate of compensation paid to such Grantee by the Company or an Affiliate in the event that such Grantee fails to comply with, or violates, the terms or requirements of such policy. In furtherance of the foregoing, if the Company becomes entitled to recover any amounts from a Grantee under a Company Clawback Policy, the Committee shall be authorized to cancel all or any portion of any Award (including without limitation, time-based and performance-based vesting Awards) for the purpose of offsetting any amount otherwise recoverable by the Company from such Grantee under such Company Clawback Policy.

3. Sections 3.4(c) and 3.4(d) of the Plan are deleted in their entirety.

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(Approved by the Company’s shareholders on June 20, 2024)